UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  December 20, 2019

Wize Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52545	88-0445167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Hanagar Street, Hod Hasharon, Israel	4527708
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +(972) 72-260-0536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry Into a Material Definitive Agreement.

On December 20, Wize Pharma, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor. Pursuant to the Purchase Agreement, the Company agreed to sell to the investor, and the investor agreed to purchase from the Company, in a private placement, an aggregate of 2,037,037 shares of common stock for a purchase price of $0.27 per share, for aggregate gross proceeds under the Purchase Agreement of $550,000. The Company also agreed to issue to the investor five-year warrants (the “Warrants”) to purchase an aggregate of 4,074,047 shares of common stock. The Warrants will have an exercise price of $0.27 per share and will be exercisable five days following the public announcement of positive clinical data results for LO2A.

The Warrants will be exercisable on a cashless basis in the event that, six months after issuance, there is not an effective registration statement for the resale of the shares underlying the Warrants.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering, and/or Rule 506 thereunder.

The foregoing descriptions of the Purchase Agreement and Warrants do not purport to be complete and are subject to and qualified by reference to the full text of such documents, which are attached as exhibits to this Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Purchase Agreement
10.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 20, 2019	Wize Pharma, Inc.

	By:	/s/ Or Eisenberg
Or Eisenberg
Chief Financial Officer

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